Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

BIOTRICITy INC.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Fees to Be Paid	Equity(1)	Common Stock, par value $0.001 per share(1)	Rule 457(o)	(2)	(3)	(3)	—	—
	Equity(1)	Preferred Stock, par value $0.001 per share(1)	Rule 457(o)	(2)	(3)	(3)	—	—
	Other(1)	Warrants(1)	Rule 457(o)	(2)	(3)	(3)	—	—
	Other(1)	Units(1)	Rule 457(o)	(2)	(3)	(3)	—	—
	Unallocated (Universal) Shelf	—	Rule 457(o)	(2)	(3)	$50,000,000	0.0001476	$7,380

	Total Offering Amounts					$50,000,000		$0
	Total Fees Previously Paid							$0
	Total Fee Offsets							N/A
	Net Fee Due							$7,380

(1)	Represents securities that may be offered and sold from time-to-time in one or more offering by the Registrant.

(2)	This registration statement covers an indeterminate amount and number of securities of each identified class of securities up to a proposed maximum aggregate offering price of $50,000,000, which may be offered from time to time in unspecified numbers and indeterminate prices, and as may be issued upon conversion, exchange, or exercise of any securities registered hereunder, including any applicable anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable on conversion, redemption, repurchase or exchange of other securities. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of securities that may become issuable as a result of stock splits, stock dividends or similar transactions relating to the securities registered hereunder.

(3)	The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b of the Instructions to the Calculation of Filing Fee Tables and related disclosure on Form S-3.

(4)	Calculated pursuant to Rule 457(o) under the Securities Act.